Exhibit 14

GTCR GOLDER RAUNER, LLC
6100 Sears Tower
Chicago, Illinois 60606-6402

April 5, 2005

TNS, INC.

11480 Commerce Park Drive, Suite 600
Reston, Virginia 20191 - 1406
Attention: Michael Q. Keegan, Esq.

RE: Tender Offer by TNS, Inc.

Ladies and Gentlemen:

This letter agreement is submitted by GTCR Fund VII, L.P., GTCR Fund VII/A, L.P., GTCR Co-Invest, L.P. and GTCR Capital Partners, L.P. (collectively, “GTCR”) to TNS, Inc., a Delaware corporation (the “Company”) in connection with the Company’s tender offer to purchase an aggregate of nine (9) million shares of common stock of the Company (“Common Stock”) at a price not less than $18.00 per share or greater than $18.50 per share (the “Tender Offer”).  This letter sets forth GTCR’s agreed terms with respect to the Tender Offer.

1.                                      Tender Offer Commitment

In connection with the Tender Offer, GTCR shall tender an aggregate of six (6) million shares of Common Stock at such price(s) determined by GTCR within the price range of $18.00 to $18.50 per share (the “Tender Commitment”).  This Tender Commitment by GTCR is conditioned upon: (i) the satisfaction of the terms and conditions by the Company as set forth in the Company’s Offer to Purchase, dated as of April 5, 2005 without giving effect to any subsequent amendments or changes to the terms thereof and (ii) the commencement of the Tender Offer by April 6, 2005 and the completion of the Tender Offer by May 31, 2005.

2.                                      Post-Tender Offer Lock-Up

Except for sales pursuant to the Tender Offer, in consideration of the benefits related to the Tender Offer, and for other good and valuable consideration, the receipt of which is hereby acknowledged, GTCR hereby agrees that, without the prior written consent of the Company, GTCR will not, during the period (the “Lock-Up Period”) beginning on the commencement of the Tender Offer and ending ninety (90) days after the completion of the Tender Offer, (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (including without limitation, Common Stock which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2)

above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise.  In addition, the undersigned agrees that, without the prior written consent of the Company, it will not, during the Lock-Up Period, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock.  Notwithstanding the above, this Section 2 shall terminate if the Tender Offer is withdrawn or otherwise suspended prior to the completion of the Tender Offer.

Subject to the paragraph below, the foregoing paragraph shall not apply to transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock (i) as a bona fide gift or gifts to a charitable institutions for no consideration or (ii) to an affiliate of the undersigned.

Notwithstanding the foregoing, in the case of any gift, transfer, distribution or acquisition pursuant to any clause in the foregoing paragraph, each donee, distributee, transferee or recipient shall, prior to the effectiveness of the transfer, agree in writing to be bound by the terms of this Section 2.

3.                                      Termination

This letter agreement shall terminate if the Tender Offer is not commenced by April 6, 2005 or completed by May 31, 2005.

4.                                      Governing Law

This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof.

5.                                      Miscellaneous

Except to the extent set forth herein, this letter agreement and the Tender Commitment by GTCR shall not alter the rights and obligations of GTCR or the Company with respect to any prior understandings or agreements between the parties.

*              *              *              *              *

GTCR FUND VII, L.P.

By:	GTCR Partners VII, L.P.
Its:	General Partner

By:	GTCR Golder Rauner, L.L.C.
Its:	General Partner

By:	/s/ Philip A. Canfield
Name:	Philip A. Canfield
Its:	Principal

GTCR FUND VII/A, L.P.

By:	GTCR Partners VII, L.P.
Its:	General Partner

By:	GTCR Golder Rauner, L.L.C.
Its:	General Partner

By:	/s/ Philip A. Canfield
Name:	Philip A. Canfield
Its:	Principal

GTCR CO-INVEST, L.P.

By:	GTCR Golder Rauner, L.L.C.
Its:	General Partner

By:	/s/ Philip A. Canfield
Name:	Philip A. Canfield
Its:	Principal

GTCR CAPITAL PARTNERS, L.P.

By:	GTCR Mezzanine Partners, L.P.
Its:	General Partner

By:	GTCR Partners VI, L.P.
Its:	General Partner

By:	GTCR Golder Rauner, L.L.C.
Its:	General Partner

By:	/s/ Philip A. Canfield
Name:	Philip A. Canfield
Its:	Principal

Acknowledged and agreed to on April 5, 2005.

TNS, INC.

By:	/s/ Michael Q. Keegan
Name:	Michael Q. Keegan
Its:	Executive Vice President and General Counsel

(Tender Offer Letter Agreement - Signature Page)